White Mountain Signs Letter of Intent to License New Titanium Metal Technology

SANTIAGO, Chile, July 20, 2010 -- White Mountain Titanium Corporation ("White Mountain" or the "Company") (OTC Bulletin Board: WMTM - News) reports that it has entered into a Letter of Intent with respect to licensing a new titanium metal technology.

Four parties comprised of White Mountain, its wholly-owned Chilean subsidiary, Sociedad Contractual Minera White Mountain Titanium (“SCM White Mountain”), La Serena Technologies Ltd. (“La Serena”) and Chinuka Limited plc (“Chinuka”) have entered into a Letter of Intent with respect to licensing a new titanium metal technology developed by Chinuka (the “Chinuka Process”).  Subject to executing a non-exclusive, sublicensing agreement with La Serena, SCM White Mountain will gain access to the Chinuka Process for the Cerro Blanco project.  La Serena will execute the sublicensing agreement as holder of the Chinuka Process master license.
As consideration for the sublicense, the terms of the agreement between SCM White Mountain and La Serena will provide for:

 . The Company to allot 4,000,000 White Mountain restricted common shares to Chinuka and La Serena (800,000 to Chinuka and 3,200,000 to La Serena).  These shares are issuable over 24 months with 500,000 shares released to each Chinuka and La Serena on closing and the balance released from escrow at the end of each subsequent fiscal quarter on the basis of 37,500 to Chinuka and 337,500 to La Serena;

 . SCM White Mountain to be able to cancel the sublicense agreement (and related escrow share releases) at anytime following the initial release of shares;

 . SCM White Mountain to spend $5,000,000 within 5 years of closing to advance development of the Chinuka Process towards commercialization;

 . SCM White Mountain to make 2% gross royalty payments to La Serena on any revenue generated by the Cerro Blanco project which is attributable to the Chinuka Process and to make advance minimum royalty payments to La Serena of $200,000 per year commencing 5 years after closing; and

 . SCM White Mountain to commence commercial production of titanium metal using the Chinuka Process and feed stock derived from the Cerro Blanco property within 9 years after closing.

The Chinuka Process was developed under the direction of Dr. Derek Fray, Professor and Director of Research, Materials Science and Metallurgy, University of Cambridge.  Unlike the industry-standard, multi-step Kroll batch process which uses titanium pigment as a feed stock to produce titanium sponge metal, the Chinuka Process is essentially a one-step process and uses titanium ores and concentrates as a feed stock.  By replacing a multi-step process with a process in which refining and electro-deposition take place simultaneously and substituting ores and concentrates as a feed stock, the Chinuka Process holds forth potentially significant cost and production time saving over the Kroll process.

In sublicensing the Chinuka Process through SCM White Mountain, the Company will create an opportunity to add value to the Cerro Blanco project, particularly with respect to the planned minus 53 micron titanium concentrate product.

"Being the first to secure access to the Chinuka Process is an exciting opportunity for the Company," said Michael Kurtanjek, the Company's President and CEO. "Titanium is a remarkable but relatively expensive metal.  The titanium industry has for some time been seeking a replacement for the Kroll process whereby titanium metal could be produced more quickly and cheaply in an environmentally acceptable manner.  The Chinuka Process has been developed with a view to replacing the Kroll process and while the Chinuka Process has yet to be commercialized, Dr. Fray’s results to date at a lab scale are very encouraging.  If these results can be scaled up to a full sized titanium metals plant, the Chinuka Process would represent a major advancement in the production of titanium metal and make the metal more available and affordable for broader application. "

About White Mountain Titanium Corporation

The Company holds mining concessions on the Cerro Blanco property currently consisting of 33 registered mining exploitation concessions and five mining exploration concessions in the process of being constituted, over approximately 8,225 hectares located approximately 39 kilometres west of the City of Vallenar in the Atacama, or Region III, geographic region of northern Chile. The Company's principal objectives are to advance the Cerro Blanco project towards a final engineering feasibility, and to secure off-take contracts for the planned rutile concentrate output. It would be the intention to sell the rutile concentrate to titanium metal and pigment producers. Work also continues to investigate the commercial viability of producing a feldspar co-product. The feldspar could find applications in the glass and ceramics industries.

The OTC BB has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to the viability of the Chinuka technology, comments regarding the timing and content of upcoming work programs, geological interpretations, receipt of property titles, potential mineral recovery processes, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements.

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We may use certain terms in our press releases and on our website, such as 'reserves,' 'resources,' 'geologic resources,' 'proven,' 'probable,' 'measured,' 'indicated,' and 'inferred,' that the SEC guidelines strictly prohibit us from including in our filings with the SEC. U.S. investors are urged to consider closely the disclosure in our annual report on Form 10K for the year ended December 31, 2009, File No. 333-129347, and in subsequent filings with the SEC. You can review and obtain copies of our filings from the SEC's website at http://www.sec.gov/edgar.shtml.

Contact:
White Mountain Titanium Corporation
Michael Kurtanjek, President
(56) 2 231-5780

Brian Flower, Chairman
(604) 408-2333